CPVC Tremblant Inc.
                         c/o Suite 3100, Home Oil Tower
                              324 - 8th Avenue S.W.
                               Calgary, AB T2P 2Z2

April 15, 2005


Loretta Food Group Inc.
2405 Lucknow Drive
Mississauga, ON  L5S 1H9

Attention:        Mr. Al Burgio,
                  President and CEO

- and to -

the shareholders of Loretta Food Group Inc. listed on Schedule "G" hereto (the "LFG Insider Shareholders")

Dear Sirs:

Re: Acquisition of All of the Issued and Outstanding Shares of Loretta Food Group Inc. ("LFG") and Certain Shares of its Subsidiaries by CPVC Tremblant Inc. ("Tremblant")

Subject to and in accordance with the terms and conditions hereinafter contained, this letter agreement is intended to set forth the basic terms and conditions of the proposed acquisition (the "Acquisition") of all of the issued and outstanding shares of LFG and certain shares of its subsidiaries, Monaco (Canada) Inc. ("Monaco") and MG Holdings Inc. ("MGH"), not owned by LFG, as well as the financing of LFG. We propose that the Acquisition and financing would proceed as follows:

1. LFG currently has 6,612,500 common shares (the "LFG Common Shares") issued and outstanding, including 600,000 LFG Common Shares which are pledged (the "LFG Pledged Shares"), and no stock options, warrants, anti-dilution or other rights to purchase LFG Common Shares issued or outstanding, other than 930,000 stock options as described further in Schedule "A" attached hereto (the "LFG Options").

     LFG owns all of the issued and outstanding shares of MGH, other than 750,000 exchangeable shares of MGH (the "MGH Exchangeable Shares"), which shares are owned as indicated on Schedule "B" hereto.

     LFG owns all of the issued and outstanding shares of Monaco, other than 10,000,000 class A preference shares (the "Monaco Preference Shares") owned as indicated on Schedule "B" hereto.

2. The parties agree that LFG will engage Dundee Securities Corporation, on behalf of a syndicate of agents to include Raymond James Ltd. (collectively, the "Agents") to act as agents of LFG in connection with a private placement of a minimum of 5,555,400 and a maximum of 11,111,100 subscription receipts of LFG (the "LFG Subscription Receipts") at a price of $0.27 per subscription receipt for gross proceeds of a minimum of approximately $1,500,000 and a maximum of approximately $3,000,000 (the "LFG Private Placement"), to be completed in one or more closings. Each three LFG Subscription Receipts will entitle the holder to receive, for no additional consideration, one LFG Common Share (subject to adjustment in certain circumstances) as follows: (i) automatically concurrent with the closing of the Acquisition such that each holder will receive LFG Common Shares that will be exchanged pursuant to the Acquisition into Tremblant Common Shares (as defined below); or (ii) upon the closing of some other business combination or alternative going public event (an "Alternative Arrangement"). In the event the Acquisition or Alternative Arrangement has not closed prior to the six month anniversary of the closing of the Loretta Private Placement, the purchasers of the Loretta Subscription Receipts shall be entitled to a refund of their purchase price for the Loretta Subscription Receipts. A commission of 8% will be paid to the Agents and the Agents will be granted agents' options (the "LFG Agents' Options") to purchase 10% of the number of LFG Common Shares issuable upon exercise of the LFG Subscription Receipts issued pursuant to the LFG Private Placement, at a price of $0.81 per share for a period of 18 months following the issuance thereof.

     LFG and Tremblant agree that the proceeds of the LFG Private Placement will be used for working capital according to a budget of LFG to be in a form mutually agreed to by the parties hereto (the "LFG Budget").

     After completion of the maximum LFG Private Placement (assuming the exercise of the LFG Subscription Receipts), LFG will have 10,316,200 LFG Common Shares, 370,370 LFG Agents' Options, and the LFG Options outstanding.

3.   LFG represents and warrants to Tremblant as follows:

     (a) LFG is duly incorporated and is validly subsisting under the laws of the State of Delaware;

     (b) LFG shall have no subsidiaries except for the corporations as set out in Schedule "B" attached hereto (the "Subsidiaries"), that shall be directly or indirectly owned by LFG, other than as indicated on Schedule "B" hereto;

     (c) other than the LFG Agents' Options and the LFG Options, LFG shall have outstanding no agreement, option, understanding, warrant, call, conversion right, commitment or any right or privilege of any kind which obligates LFG to allot or issue any shares of LFG;

     (d) LFG will have 10,316,200 Common Shares issued and outstanding after completion of the maximum LFG Private Placement, and all of such shares will be validly issued and outstanding as fully paid and non-assessable shares of LFG;

     (e) the consolidated unaudited financial statements of LFG for the period ended September 30, 2004 were true and correct as at the date thereof and were prepared in accordance with Canadian generally accepted accounting principles consistently applied;

     (f) except as set out in Schedule "C" attached hereto, none of LFG or its Subsidiaries are parties to any employment agreements with any officers or employees of LFG or its Subsidiaries, as applicable, requiring annual compensation in excess of $75,000;

     (g) the assets of LFG and its Subsidiaries are free and clear of any and all liabilities or encumbrances, except for the liabilities and encumbrances as set out in Schedule "D" attached hereto (the "Permitted Encumbrances");

     (h) LFG and its Subsidiaries own those intellectual property, rights, patents and trademarks as described on Schedule "E" hereto (collectively, the "LFG Intellectual Property"), which LFG Intellectual Property is free and clear of any and all liabilities or encumbrances, except for the Permitted Encumbrances;

     (i) the LFG Budget will be an annual budget for LFG showing all anticipated required expenditures of LFG for the 2005 fiscal year; and

     (j) except as set out in Schedule "F" attached hereto, there is no action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of LFG's knowledge, pending or threatened against or relating to LFG, the Subsidiaries or the LFG Intellectual Property, or LFG's other material assets, and there is no circumstance, matter or thing known to LFG which might give rise to any such proceeding or to any governmental investigation and there is not outstanding against LFG, the Subsidiaries or in respect of the LFG Intellectual Property, any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator.

4. Tremblant is a capital pool company that completed its initial public offering on August 30, 2004. The common shares of Tremblant (the "Tremblant Common Shares") are listed on the TSX Venture Exchange Inc. ("TSX Venture"). Tremblant currently has outstanding 9,700,000 Tremblant Common Shares and stock options to acquire 970,000 Tremblant Common Shares at a price of $0.25 per share (the "Tremblant Stock Options") until May 31, 2009. Tremblant also has outstanding agent's options to acquire 300,000 Tremblant Common Shares at a price of $0.25 per share (the "Tremblant Agent's Options") until February 28, 2006.

5.   Tremblant represents and warrants as follows:

     (a) Tremblant is duly incorporated and is validly subsisting under the laws of Alberta, and is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares issuable in series;

     (b) Tremblant has no subsidiaries;

     (c) Tremblant is in material compliance with all of its obligations as a reporting issuer in the jurisdictions where it is a reporting issuer, including those imposed pursuant to securities legislation, and the regulations and policies thereunder;

     (d) Tremblant is in material compliance with all of the policies of TSX Venture;

     (e) Tremblant currently has 9,700,000 Tremblant Common Shares issued and outstanding and all of such shares are validly issued and outstanding as fully paid and non-assessable shares of Tremblant;

     (f) other than the Tremblant Stock Options and the Tremblant Agent's Options, Tremblant has outstanding no agreement, option, understanding, warrant, call, conversion right, commitment or any right or privilege of any kind which obligates Tremblant to allot or issue Tremblant Common Shares;

     (g) Tremblant is not a party to any employment agreements with any officers or employees of Tremblant;

     (h) the unaudited financial statements for the third quarter ended September 30, 2004, were true and correct as at the date thereof and were prepared in accordance with generally accepted accounting principles consistently applied;

     (i) as at February 28, 2005, Tremblant had cash assets net of liabilities of in excess of approximately $1,700,000; and

     (j) there is no action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of Tremblant's knowledge, pending or threatened against or relating to Tremblant or its material assets and there is no circumstance, matter or thing known to Tremblant which might give rise to any such proceeding or to any governmental investigation and there is not outstanding against Tremblant any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator.

6. Tremblant will acquire all of the issued and outstanding shares of LFG, as well as the Monaco Preferred Shares and the MGH Exchangeable Shares, pursuant to a plan of arrangement or such other structure, to be determined. Pursuant to the terms of the Acquisition: (i) the holders of the LFG Common Shares will receive three Tremblant Common Shares with a deemed value of $0.27 per share for each LFG Common Share owned for an aggregate (assuming completion of the maximum LFG Private Placement) of 30,948,600 Tremblant Common Shares; (ii) the holders of the MGH Exchangeable Shares will receive an aggregate of 4,500,000 Tremblant Common Shares with a deemed value of $0.27 per share; (iii) the holders of the Monaco Preferred Shares will receive an aggregate of 50,000,000 Tremblant Common Shares with a deemed value of $0.27 per share; and (iv) the holders of the Tremblant Common Shares will continue to own the Tremblant Common Shares owned by them. The LFG Agents' Options will be replaced with stock options of Tremblant with identical terms. Of the 930,000 LFG Options, the 350,000 held by MB Monroe Properties Inc. will be cancelled and exchanged for two year share purchase warrants of Tremblant the number and terms of which shall be acceptable to LFG and Tremblant (the "Tremblant Warrants'). The balance of the 580,000 LFG Options shall be replaced with stock options of Tremblant to acquire 1,740,000 Tremblant Common Shares at a price of not less than $0.40 per share as set out in Schedule "A" hereto.

7. Tremblant and LFG covenant that there are no finder's fees or other similar fees payable to any person or party with respect to the Acquisition.

8. The LFG Insider Shareholders acknowledge that TSX Venture may require some or all of the Tremblant Common Shares issued pursuant to paragraph 6 hereof to be held in escrow pursuant to the requirements of TSX Venture. In addition, LFG and the LFG Insider Shareholders acknowledge that the Tremblant Common Shares issued pursuant to paragraph 6 hereof are being issued pursuant to exemptions from prospectus requirements of applicable securities legislation, and may be subject to resale restrictions. Further, the parties acknowledge and agree all Tremblant Common Shares issued to the LFG Insider Shareholders, will be subject to a contractual legend for one year from the Closing Date (the "Contractual Legend").

9. LFG acknowledges that Tremblant is a capital pool company and is subject to Policy 2.4 of the TSX Venture Corporate Finance Manual (the "Policy"), and that the Acquisition is intended to constitute a "Qualifying Transaction", as that term is defined in the Policy. Upon execution of this letter agreement, the Policy requires Tremblant to retain a sponsor to provide a sponsorship report to TSX Venture in respect of the Acquisition (the "Sponsor"). The Sponsor needs to prepare and file a sponsorship acknowledgement form with TSX Venture immediately after execution of this letter agreement and the Sponsor will be paid a sponsorship fee to be paid by Tremblant. Prior to the completion of a "Qualifying Transaction", Tremblant must submit for review to TSX Venture a filing statement or information circular which must contain full, true and plain disclosure of all material facts relating to particular matters to be acted upon by shareholders, including the Acquisition (the "Information Circular"). Tremblant must then mail the Information Circular and related proxy material to its shareholders. Tremblant will be required to include in its Information Circular prospectus-level disclosure on LFG, including such audited and unaudited consolidated financial statements of LFG and the Subsidiaries as may be required by TSX Venture. LFG agrees to use its best efforts to make available to Tremblant prospectus level disclosure with respect to LFG, including such financial statements, and, after review of the Information Circular, agrees to certify that the information in the Information Circular with respect to LFG constitutes full, true and plain disclosure.

10. Tremblant, LFG and the LFG Insider Shareholders covenant and agree to use their best efforts to negotiate in good faith a formal share exchange agreement (the "Formal Agreement") by May 16, 2005, such agreement to be in form and substance satisfactory to the parties, including representations and warranties from the LFG Insider Shareholders and the other parties customary in transactions of this nature. Concurrent with the execution of the Formal Agreement, Tremblant and the shareholders of LFG holding not less the 91% of the outstanding LFG Common Shares (prior to completion of the LFG private placement), 100% of the MGH Exchangeable Shares and 100% of the Monaco Preference Shares shall enter into share exchange/lock-up agreements in form satisfactory to Tremblant (the "Lock-up Agreements").

11. LFG agrees that the Information Circular will be drafted and prepared by Burstall Winger LLP, and all discussions with TSX Venture shall be handled by Burstall Winger LLP, which shall act as counsel to Tremblant in respect of the Acquisition. Legal counsel to LFG shall assist in preparation of the section of the Information Circular describing LFG and shall represent LFG in connection with the negotiation of the Formal Agreement, as well as generally in respect of the Acquisition.

12. The parties agree the date of closing (the "Closing Date") of the Acquisition (the "Closing") will occur within seven (7) business days of the receipt of the shareholder approval of each of Tremblant and LFG for the Acquisition, as required under corporate law, and in any event not later than September 30, 2005.

13. On or before the Closing Date, Tremblant will require certain key personnel of LFG, including Al Burgio and other personnel mutually agreed by LFG and Tremblant, to enter into three year employment agreements with LFG (the "Employment Agreements") to be in a form satisfactory to Tremblant and the parties thereto. The intent of the Employment Agreements is to require the employees to direct all of their business time, efforts, business opportunities and growth ideas to LFG.

14. On or before the Closing Date, Tremblant will require the LFG Insider Shareholders, except for Joel Sebastian, William Fatica, Leo Couprie, William Rancic and Gerry Quinn, to enter into three year non-competition and confidentiality agreements with Tremblant (the "Non-Competition
     Agreements"), pursuant to which they will agree not to compete with Tremblant or LFG for a period of three years, such agreements to be in form satisfactory to the parties thereto and Tremblant.

15. The parties agree each party shall pay for their costs incurred pursuant to the Acquisition and the other transactions contemplated herein, if the transactions contemplated herein are not completed.

16. For the purposes of allowing Tremblant and LFG to review the business and affairs of each other so as to enable each other to determine if there are any facts relating to which, if known to the other party, would cause it to elect to not proceed with the Acquisition, LFG and Tremblant hereby permit each other and their auditors and agents to conduct, upon execution hereof, up to and including the Closing Date, such investigations of financial conditions, contractual obligations, business affairs and corporate affairs as each party may deem reasonably necessary or advisable in order to ensure that each of the representations, warranties, covenants and agreements that are required by each party are true and accurate.

17. The parties acknowledge that at the shareholders meeting of Tremblant to approve the Acquisition, a board of eight directors of Tremblant (the "Tremblant Board") will be nominated and shall consist of Al Burgio, Leo Couprie, William Fatica, Gerry Quinn, William Rancic, Joel Sebastian, Alain Lambert and William Hess, provided TSX Venture does not object to such nominations and such persons are eligible to act as directors pursuant to the requirements of applicable corporate law. After the closing of the Acquisition, the officers of Tremblant will be appointed by the Tremblant Board.

18. Upon execution of this letter agreement, Tremblant shall reserve additional Tremblant Common Shares in order to grant stock options to purchase up to 10% of the outstanding Tremblant Common Shares, less the number of LFG Options, (the "New Options"), subject to shareholder approval and the approval of TSX Venture, upon the completion of the Acquisition. The parties agree the New Options may be granted to directors, officers, employees and consultants of Tremblant, as determined by the Tremblant Board following the completion of the Acquisition at the market price at the time of grant. In the event the Tremblant Board desires to grant New Options with an exercise price less than the market price at the time of grant, such grant shall be approved unanimously by the Tremblant Board. LFG acknowledges and agrees that the stock option agreements to be entered into granting the New Options will include vesting provisions as determined by the Tremblant Board.

19. In order to facilitate the Acquisition, Tremblant agrees to continue under the laws of Canada, subject to shareholder and regulatory approval (the "Continuance"). Tremblant and LFG also agree Tremblant shall change its name as determined by LFG, subject to shareholder and regulatory approval (the "Change of Name"). Tremblant will also change its auditors to the auditors of LFG, or such other auditing firm as may be mutually agreed by the parties hereto, subject to shareholder approval of such change of auditors. Further, Tremblant shall following the completion of the Acquisition and subject to the receipt of shareholder and regulatory approval, complete a consolidation of the Tremblant Common Shares on the basis of one new common share of Tremblant for each five existing Tremblant Common Shares (the "Consolidation"). All references to common shares, stock options, agents options and warrants of Tremblant herein are prior to giving effect to the Consolidation.

20. The obligations of the parties to consummate the Acquisition shall be subject to the fulfilment of the following conditions:

     (a) compliance with United States Securities and Exchange Commission regulation, and the receipt of all necessary regulatory approval, including, without limiting the generality of the foregoing, the approval of the Acquisition as a "Qualifying Transaction" (as that term is defined in the Policy) by TSX Venture and the approval of the United States
     Securities and Exchange Commission, as well as the approval of the Acquisition, the Continuance, the Change of Name and the Consolidation by the shareholders of Tremblant and the approval of the Acquisition by the shareholders of LFG, all as required under applicable corporate law;

     (b) the latest available financial statements of Tremblant are true and correct and have been prepared in accordance with Canadian generally accepted accounting principles consistently applied;

     (c) the latest available consolidated financial statements of LFG and its Subsidiaries are true and correct and have been prepared in accordance with Canadian generally accepted accounting principles consistently applied;

     (d) there shall be no adverse material change in the business, affairs or operations of Tremblant between the date of the latest available financial statements and the closing of the Acquisition;

     (e) there shall be no adverse material change in the business, affairs or operations of LFG on a consolidated basis between the date of the latest available financial statements and the closing of the Acquisition;

     (f) the review to the sole satisfaction of LFG of the financial condition, business, properties, title, assets and affairs of Tremblant;

     (g)  the  review  to  the  sole   satisfaction  of  Tremblant  of  the  LFG
     Intellectual Property and the financial condition, business, properties, title, assets and affairs of LFG on a consolidated basis;

     (h) the approval of the Acquisition by the board of directors of each of Tremblant and LFG;

     (i) the entering into of the Formal Agreement and Lock-up Agreements with the holders of 91% of the issued and outstanding LFG Common Shares, 100% of the MGH Exchangeable Shares and 100% of the Monaco Preference Shares in such form as is mutually agreeable to the parties, acting reasonably;

     (j) the Employment Agreements shall have been entered into in a form satisfactory to the parties thereto and Tremblant;

     (k) the Non-Competition Agreements shall have been entered into in a form satisfactory to the parties thereto and Tremblant;

     (l) the TSX Venture escrow agreement contemplated by paragraph 8 hereof shall have been entered into and the Contractual Legend shall have been applied to the share certificates representing Tremblant Common Shares received by all shareholders of LFG, other than shareholders who are not LFG Insider Shareholders or who acquire shares upon exercise of the LFG Subscription Receipts;

     (m) the Board of Directors of Tremblant shall consist of the directors as contemplated by paragraph 17 hereof;

     (n) the LFG Private Placement shall have been completed for minimum gross proceeds of $1,500,000;

     (o) Tremblant shall not have undertaken any business, other than in connection with the completion of the Acquisition and the entering into of the Formal Agreement and the Lock-up Agreements; and

     (p) Tremblant shall have cash assets net of liabilities of no less than $1,500,000 on the Closing Date.

     The conditions listed in subparagraphs 20(b), (d), (f), (o) and (p) are for the sole benefit of and may be waived only by LFG. The conditions listed in subparagraphs 20(c), (e), (g), (j) and (k) are for the benefit of and may be waived by Tremblant. The balance of the conditions in this paragraph 20 are for the benefit of, and maybe waived by, the parties hereto as it relates to the obligations of the other parties to perform same.

21. The information provided by each of Tremblant and LFG, in any form whether written, electronic or verbal, as to financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other party, including information contemplated by paragraph 16, will be kept confidential by each party (the "confidential information"), other than information that:

     (a) has become generally available to the public;

     (b) was available to a party or its representatives on a non-confidential basis before the date of this letter agreement; or

     (c) has become available to a party or its representatives on a non-confidential basis from a person who is not, to the knowledge of the party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives.

     No confidential information may be released to third parties without the consent of the provider thereof, except that the parties hereto agree that they will not unreasonably withhold such consent to the extent that such confidential information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

22. (a) Other than as contemplated herein, Tremblant will not, without prior written consent of LFG, prior to the Closing Date:

         (i) issue any equity securities, other than pursuant to the exercise of the Tremblant Stock Options or the Tremblant Agent's Options;

         (ii) make any expenditures, other than in connection with ongoing public filing requirements and the completion of the Acquisition and otherwise in accordance with the policies of TSX Venture;

         (iii) declare or pay any dividends or distribute any of its properties or assets to shareholders;

         (iv) enter into any contracts, other than in connection with the Acquisition;

         (v) alter or amend its articles or by-laws;

         (vi) engage in any business enterprise or other activity different from that carried on as of the date hereof;

         (vii) sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of its subsidiaries to sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber) any of its assets;

         (viii) redeem, purchase or offer to purchase (or permit any of its subsidiaries to redeem, purchase or offer to purchase) any of its common shares or other securities;

         (ix)  acquire,   directly  or   indirectly,   (or  permit  any  of  its
         subsidiaries to acquire directly or indirectly) any assets, including but not limited to securities of other companies;

         (x) incur or commit to incur any indebtedness for borrowed money or issue any debt securities; or

         (xi) approve, authorize or implement any change to the business, financial condition or management of Tremblant.

     (b) Other than as contemplated under the Permitted Encumbrances and the LFG Private Placement, LFG will not, without the prior written consent of Tremblant, prior to the Closing Date:

         (i) issue any equity or debt securities;

         (ii) incur any debt, except in the ordinary course of business consistent with past practice or in connection with obtaining an operating line of credit;

         (iii) declare or pay any dividends or distribute any of its properties or assets to shareholders;

         (iv) enter into any material contract, other than in the ordinary course of business consistent with past practice;

         (v) alter or amend its articles or by-laws;

         (vi) engage in any business enterprise or other activity different from that carried on as of the date hereof;

         (vii) sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of its subsidiaries to sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber) any material portion of its assets;

         (viii) redeem, purchase or offer to purchase (or permit any of its subsidiaries to redeem, purchase or offer to purchase) any of its shares or other securities; or

         (ix) other than the Employment Agreements, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any of its employees, officers or directors, other than pursuant to agreements in effect (without amendment) on the date hereof or in the ordinary course of business.

23. The parties will advise each other, in advance, of any public statement which they propose to make in respect of the Acquisition, provided that no party shall be prevented from making any disclosure which is required to be made by law or any rule of a stock exchange or similar organization to which it is bound. Upon the execution of this letter agreement, Tremblant will issue a press release as required by TSX Venture, and LFG will file the required disclosure with the United States Securities and Exchange Commission, and each party shall have the ability to review, comment on and approve the content of such press release, public statement or public disclosure prior to issuance.

24. Unless this letter agreement is terminated according to its terms, Tremblant, LFG and the LFG Insider Shareholders will not, between the date of acceptance of this letter agreement by LFG and the Closing Date, initiate or solicit, entertain or vote their shares in favour of any expressions of interest or proposals from any person or take any action to facilitate a possible merger, amalgamation, arrangement, share exchange or similar transaction involving the party or any purchase of all or a significant portion of the assets of or any equity interest in the party. In addition, until the Closing Date, each of Tremblant, LFG and the LFG Insider Shareholders covenants and agrees with the other parties hereto to use all commercially reasonable efforts to take all actions with the intent that the closing conditions herein shall be satisfied, and all covenants and agreements herein made by it shall have been performed.

25. This letter agreement may be terminated in writing at any time by Tremblant or LFG in accordance with the terms contained herein or:

     (a) if the Formal Agreement has not been entered into by May 16, 2005;

     (b) by May 16, 2005 by LFG or Tremblant upon providing written notice to the other party that after completing its due diligence review in good faith, the terminating party is not prepared to complete the Acquisition as a result of its due diligence review; or

     (c) on or after September 30, 2005, if Closing has not occurred.

     In the event of termination by any of the parties as provided for in this paragraph, this letter agreement shall become void and of no effect, without any liability or obligation on the part of the parties hereto, other than paragraphs 15, 16 (as to the confidentiality of previously disclosed information), 26 and 27 hereof.

26. This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

27. This letter agreement constitutes an enforceable legal agreement, the consideration for which shall be the mutual covenants of the parties contained herein.

28.  All references herein to dollars are in Canadian dollars.

If the foregoing correctly sets forth your understanding, please indicate your acceptance thereof by signing and returning the enclosed duplicate of this letter on or before 5:00 p.m. (Eastern standard time) on April 15, 2005.

This letter may be signed in counterparts which together shall be deemed to constitute one (1) letter agreement, and delivery of the counterparts may be effected by means of telecopier from us to you and from you to us.

                                                     Yours truly,

                                                     CPVC TREMBLANT  INC.

                                          Per:  /s/ Alain Lambert
                                          --------------------------
                                                    Alain Lambert,
                                          President and Chief Executive Officer
ACKNOWLEDGED AND AGREED
TO this 15th day of April, 2005.


LORETTA FOOD GROUP INC.

Per:     /s/ Al Burgio
----------------------
             Al Burgio
President
and Chief Executive Officer

- and -

The Loretta Food Group Inc. shareholders executing this letter agreement on Schedule G hereof.

                                  SCHEDULE "A"

                        OUTSTANDING STOCK OPTIONS OF LFG



                                                                                               Proposed
                                                                                               Number of
                                                                                               Replacement      Exercise
                                                            Number of       Exercise Price     Tremblant         Price
     Name                       Position                   LFG Options      of LFG Options      Options     (Pre-Consolidation)
--------------------------     ----------------------      ------------     --------------     ----------   -------------------
Joel Sebastian                  Director                     30,000            US$1.00          90,000          CDN$0.40

William Fatica                  Director                     30,000            US$1.00          90,000          CDN$0.40

Leo Couprie                     Director                     30,000            US$1.00          90,000          CDN$0.40

Gerry Quinn                     Director                     75,000            US$1.50          225,000         CDN$0.40

J. Michael Fish                 Officer of subsidiary        50,000            US$1.00          150,000         CDN$0.60

MB Monroe Properties Inc.       Landlord of subsidiary       350,000           US$1.50            Nil             N/A

                                Former President of
                                Amendt a current
L. Walter Houston               consultant                   350,000           US$4.00         1,050,000        CDN$1.60

                                Plant Manager of
Richard Renaud                  subsidiary                   15,000            US$1.50          45,000          CDN$0.60
                                                         -------------                       -----------
                                Total                        930,000                           1,740,000


                                                   SCHEDULE "B"

                      LFG DIRECT AND INDIRECT SUBSIDIARIES


              Loretta Food Group Inc. (formerly Monaco Group Inc.)
                                   (Delaware)
                  Auth: 15,000,000 common; 4,000,000 preference
   Issued: 5,132,000 common (6,007,500 to be outstanding at the closing of QT)



Monaco (Canada) Inc.                          Bayshore Foods Inc.                                         MG Holdings Inc.
 (Ontario)                                      (Ontario)                                                   (Ontario)
Auth: unlimited common; unlimited class       Auth:  unlimited common; unlimited class       Auth:  unlimited common; unlimited
A preference                                  A,B and C                                      Exchangeable
Issued: 100 common;                           Issued: 200 common                             Issued:100 common; 750,000 exchangeable
10,000,000 class A preference                                                                at option of MG Holdings Inc. at 2fo 1
retractable by holder at Cdn$1 per                                                           into LFG common shares (owned by
share (3,000,000 owned by Burgio                                                             1505262 Ontario Inc.
Family Holdings Inc.; 7,000,000
owned by ALBAR Capital Corp.)


LF Acquisition Corp.            LF Brands Inc.            LF Licenses Products Inc.       Sweet Valley Food Corporation
     (Ontario)                    (Ontario)                  (Delaware)                         (Ontario)
Auth: unlimited common         Auth: unlimited common     Auth: 1,500 common               Auth: unlimited common
Issued: 1000 common            Issued 1,000,000 common    Issued:1,500 common              Issued: 750,000 common


                                                                          Loretta Baking Mix Products Ltd.
                                                                                 (Ontario)
                                                                          Auth: unlimited common
                                                                          Issued: 100 common


Loretta Foods Limited                Golden Gate Flour Corporation            Loretta Baking Mix Products Ltd.
     (Ontario)                              (Ontario)                                  (Michigan)
Auth: unlimited common                Auth: unlimited common               Auth:1,500 common; 10,000 class A preference
Issued: 3 common                      Issued: 10,000 common (6,000         Issued: 1,500 common;
                                      Owned by LF Brands Inc.; 4,000       10,000 class A preference- redeemable by
                                      Owned by 2047810 Ontario Inc)        holder over 10 years at US$100 per share
                                                                           (owned by Monroe Bank & Trust)


                                  SCHEDULE "C"

                            LFG EMPLOYMENT AGREEMENTS


LFG is a party to employment  agreements with Tyrone Ganpaul,  John Pannozzo and
J.  Michael  Fish,  and  consulting  agreements  with  William  Moore  and Bruce
Ottewill,

The employment agreement with Tyrone Ganpaul is for an indefinite term, provides for an annual salary of $100,000, annual bonus as determined by the Board of Directors of LFG.

The employment agreement with John Pannozzo is for an indefinite term, provides for an annual salary of $100,000, annual bonus as determined by the Board of Directors of LFG.

The employment agreement with J. Michael Fish is for an indefinite term, provide for an annual salary of US$100,000, increasing to US$150,000 based on certain terms and conditions, and annual bonus as determined by the Board of Directors of LFG.

The management consulting agreement with William Moore is for an indefinite term, provides for monthly compensation in the amount of $15,000, and specified bonuses of up to $122,500 based on certain performance benchmarks.

The sales and marketing consulting agreement with Bruce Ottewill may be terminated, after June 30, 2005, with 60 days written notice by either party, provides for monthly compensation based on sugar volumes at rate of $10.00 per tonne for all Sweet Valley Food Corporation sales and flour volumes at a rate of $10.00 per tonne only for such Golden Gate Flour Corporation sales generated by Bruce Ottewill.

                                  SCHEDULE "D"

                             PERMITTED ENCUMBRANCES


1. As at January 31, 2005 Couprie, Fenton Inc. was owed approximately $1,026,081 by Loretta Foods Limited and approximately $1,544,910 by Sweet Valley Food Corporation.

2. As at January 31, 2005 PHS Group Inc. was owed approximately $500,000 by Loretta Foods Limited.

3. As at March 9, 2005 Caithness Financial Services Ltd. was owed approximately US$880,000.00 to by Loretta Baking Mix Products Ltd. as a secured bridge loan.

4. LFG has entered into a term sheet with the Royal Bank of Canada to obtain the following facilities:

         (a)      a $5,000,000 operating line of credit; and
         (b)      a $1,000,000 term lease facility.

5. As at January 31, 2005 Mary Penny was owed approximately $250,000 by LFG pursuant to a vendor take back note in connection with the acquisition of Loretta Foods Limited.

6. LFG granted a security interest,  secured by 600,000 LFG Common Shares,  for:
(i) all obligations owing to MB Monroe Properties Inc. under a lease agreement dated February 25, 2005; and (ii) all other obligations of LFG or Loretta Banking Mix Products Ltd. owing to Monroe Properties Inc.

                                  SCHEDULE "E"

                   DESCRIPTION OF INTELLECTUAL PROPERTY OF LFG

Trademarks:

     (a) "Loretta" - Canadian Trademark and United States Trademark (pending);

     WARES:

         (1) Food seasoning and spices; canned tomato products - namely, plum tomatoes, crushed tomatoes, tomato paste, tomato puree and spaghetti sauce; canned olives; rice.

         (2) Dried vegetables; canned fish.

         (3) Canned vegetables; canned mushrooms.

         (4) Canned fruit.

         (5) Dried fruits.

         (6) Snack items - namely, sunflower seeds, pumpkin seeds, roasted chickpeas, pistachio nuts, pine nuts, peanuts and popping corn; cake decorations and edible nuts.

         (7) Food extracts and oils; simulated bacon bits.

         (8) Canned meat.

         (9) Jams and marmalades; fruit drinks - namely, peach, pear, apricot and mandarin orange fruit drinks; fruit nectars.

         (10) Grated cheese.

         (11) Croutons; tea.

         (12) Flour, corn meal, semolina.

         (13) Table salt; pickling salt

     (b) "Donna" - Canadian Trademark;

     WARES: Spices; seasonings; tomato paste

     (c) "B.B.Q Plus" - Canadian Trademark;

     WARES: Food seasoning and spices

     (d) "Palm Spices" - Canadian Trademark;

     WARES: Spices; seasonings

     (e) "Sports Nuts" - Canadian Trademark;

     WARES: Edible nuts

     (f) "Original Treasures" Canadian Trademark;

     WARES: Confections, namely: chocolate covered candy, jelly beans, jube jubes, hard candy, peanut candy, assorted flavour candy, soft candy, wine gums, sour candy, licorice candy, sweet candy, mint candy, bubble gum candy.

     (g) "Rich'n Moist" - Canadian Trademark - baking mixes;

     (h) "Puddin" - Canadian Trademark - pudding powders;

     (i) "Jelly" - Canadian Trademark - jelly powders;

     (j) "The Ultimate Pie Filling" - Canadian Trademark - pie filling;

     (k) "Rich 'n Fluffy" - Canadian Trademark;

     (l) "1st Prize" - Canadian Trademark - flour;

     (m) "County Fair" - Canadian Trademark - flour;

     (n) "Jimmy Pop Corn" - Canadian Trademark - popcorn, flavoured popcorn and caramel corn;

     (o) "Amigos" - Canadian Trademark - nachos, tortilla chips, tacos, popcorn and salsa;

     (p) "Amigos" - United States Trademark - nachos, tortilla chips, tacos, processed popcorn and salsa;

     (q) "Sweet  Source" - Canadian  Trademark - sugar,  sweeteners and candies;
     and

     (r) "Sweet Valley" - Canadian Trademark (pending) - sugar, sweeteners and candies.

     Trade Names:

     (a) Loretta Foods;

     (b) Donna Importing Co.;

     (c) Palm Spices;

     (d) Bayshore Foods

     (e) Amendt Milling Co.; and

     (f) Sweet Valley Foods.

     Licensing Agreements with the following parties:

     (a) NHL Canada Enterprises;

     (b) Molson;

     (c) Labatts;

     (d) Motorhead (NASCAR and John Deere); and

     (e) Cadbury Beverages Canada (Motts).

                                  SCHEDULE "F"

                            PENDING LITIGATION OF LFG

1. Burgio Family Holdings Inc. and Loretta Foods Limited vs Mary Penny, John Penny and Alpen Realty Investments Inc.

2. Market Leadership Inc. vs Mary Penny, John Penny, Alpen Realty Investments Inc. and Loretta Foods Limited.

3. LF Brands Inc., Loretta Foods Limited and Golden Gate Flour Corporation vs Santosh Mahal (not yet filed).

The above actions have been further described to Tremblant in an e-mail dated March 3, 2005 to William L. Hess, a director of Tremblant.

                                  SCHEDULE "G"

                            LFG INSIDER SHAREHOLDERS


          NAME OF SHAREHOLDER               Number and Type of Shares               AUTHORIZED SIGNATURES
----------------------------------         -----------------------------            ---------------------


          Joel Sebastian                    140,000 LFG Common Shares               /s/ Joel Sebastian


          William Fatica                    140,000 LFG Common Shares               /s/ William Fatica


          William (Bill) Rancic             200,000 LFG Common Shares               /s/ Bill Rancic


          Gerry Quinn                       225,000 LFG Common Shares               /s/ Gerry Quinn


          Leo Couprie                       110,000 LFG Common Shares               /s/ Leo Couprie


          William Moore                     295,500 LFG Common Shares               /s/ William Moore


          1505262 Ontario Inc.              750,000 MGH Exchangeable Shares         1505262 Ontario Inc.
          (formerly Sweet Valley Foods Inc.)                                       (formerly Sweet Valley Foods Inc.)

                                                                                   Per: /s/ Leo Couprie



          Burgio Family Holdings Inc.        1,880,000 LFG Common Shares            Burgio Family Holdings Inc.
                                             3,000,000 Monaco Preference Shares

                                                                                    Per: /s/ Al Burgio
                                                                                    ------------------
                                                                                             Al Burgio


          ALBAR Capital Corp.                 7,000,000 Monaco Preference Shares    ALBAR Capital Corp.


                                                                                    Per: /s/ Al Burgio
                                                                                    ------------------
                                                                                             Al Burgio


